UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2006

Citi Trends, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-123028	52-2150697
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

102 Fahm Street, Savannah, Georgia	31401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (912) 236-1561

Former name or former address, if changed since last report: Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre- commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 1, 2006, Gregory P. Flynn notified the Board of Directors of Citi Trends, Inc., a Delaware corporation (the “Company”), that he will resign from his position as a Director and Chairman of the Board of Directors of the Company, effective immediately. In connection with his resignation, Mr. Flynn, a principal of Hampshire Equity Partners, a private equity partnership based in New York (“Hampshire”) which purchased a controlling stake in the Company in 1999, stated: “We have had a strong seven-year relationship with the Company and have obviously been very satisfied with the Company’s success to date. Nevertheless, in keeping with Hampshire’s business model, we are turning our attention towards other investments. We sold a portion of our investment in the Company through the Company’s initial public offering of shares of its common stock in May 2005 and secondary offering of shares of its common stock in January 2006 and are considering potential liquidity options with respect to some or all of our remaining investment.”

On May 1, 2006, the Board of Directors appointed R. Edward Anderson to the position of Chairman of the Board of Directors, effective immediately. Mr. Anderson joined the Company in 2001 as Chief Executive Officer and is credited with growing the Company from 123 stores in 2001 to its current store base of 250 stores. According to Mr. Flynn “Citi Trends has been and will continue to be in very good hands with Ed Anderson at the helm. Ed, with 30 years experience in the retail industry, has done an exceptional job of guiding this company strategically and operationally for the past 5 years. During his tenure, the Company has doubled its store base, tripled its sales volume, significantly strengthened its operational capabilities, went public in 2005 and is very well positioned to take full advantage of its future growth potential.”

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits
Exhibit No.	Description
99.1	Press Release dated May 1, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CITI TRENDS, INC.

Date: May 1, 2006
By: /s/ Thomas W. Stoltz

Name:	Thomas W. Stoltz
Title:	Chief Financial Officer

Exhibits

Exhibit No.	Description
99.1	Press Release dated May 1, 2006